Exhibit 99.2

OncoGenex Pharmaceuticals Announces Appointment of John A. Bencich as Vice President and Chief Financial Officer

BOTHELL, WA, and VANCOUVER, British Columbia, August 7, 2014 – OncoGenex Pharmaceuticals, Inc. (NASDAQ: OGXI) today announced the appointment of John A. Bencich as Vice President and Chief Financial Officer (CFO). John Bencich, an experienced life sciences and technology industry executive, is joining the company effective August 11th, 2014. John will lead the company’s financial and administrative operations, reporting directly to OncoGenex President and CEO Scott Cormack.

“John brings to our management team proven financial leadership and strategic corporate growth expertise that will be invaluable as we shape the future of OncoGenex,” said Scott Cormack, President and CEO of OncoGenex. “The Board of Directors joins me in welcoming John to his new position and we look forward to his substantial contributions to drive OncoGenex’ future success.”

“The team at OncoGenex is genuinely committed to making a difference in the lives of people suffering from devastating illnesses. I am honored to join in this mission at this exciting time of execution and growth,” commented John Bencich.

Prior to his recent appointment at OncoGenex, John served as CFO of Integrated Diagnostics Inc. overseeing finance, corporate development, accounting and human resource functions. Before joining Integrated Diagnostics in 2012, John was CFO of Allozyne, a private, VC-backed company where he led the company’s finance, accounting and information technology groups. Earlier he served as the vice president, CFO and treasurer of Trubion Pharmaceuticals, a publicly traded biotechnology company where he helped complete the successful sale of the company to Emergent BioSolutions. Prior to his role at Trubion, he was the director of finance and corporate controller for Onyx Software Corporation, a publicly traded software company. John started his career at Ernst & Young LLP. He graduated from the University of San Diego with a BA in Accounting, earned his MBA from Seattle University and is a Certified Public Accountant.

About OncoGenex

OncoGenex is a biopharmaceutical company committed to the development and commercialization of new therapies that address treatment resistance in cancer patients. OncoGenex has a diverse oncology pipeline, with each product candidate having a distinct mechanism of action and representing a unique opportunity for cancer drug development. OncoGenex and Teva Pharmaceutical Industries Ltd. (NYSE: TEVA) have entered a global collaboration and licensing agreement to develop and commercialize OncoGenex’ lead drug candidate, custirsen. Custirsen is currently in Phase 3 clinical development as a treatment in men with metastatic castrate-resistant prostate cancer and in patients with advanced, unresectable non-small cell lung cancer. Apatorsen is in Phase 2 clinical development and OGX-225 is currently in pre-clinical development. More information is available at www.OncoGenex.com and at the company’s Twitter account: https://twitter.com/OncoGenex_IR.

Media and Investor Relations Contact:

Jaime Welch

jwelch@oncogenex.com

+1-604-630-5403